Exhibit 99.1

The Hanover Reports Second Quarter Net Income of $1.84 per Diluted Share;

Operating Income(1) of $1.30 per Diluted Share;

Combined Ratio of 96.8%, including Catastrophe Impact of 4.7 points

WORCESTER, Mass., July 31, 2014 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $82.6 million, or $1.84 per diluted share, for the second quarter of 2014, compared to net income of $53.4 million, or $1.19 per diluted share, in the prior-year quarter. Operating income was $58.4 million, or $1.30 per diluted share, in the second quarter of 2014, compared to $46.8 million, or $1.05 per diluted share, in the prior-year quarter.

Second Quarter Highlights

•	Combined ratio of 96.8%

•	Combined ratio, excluding catastrophes, of 92.1%(2)

•	Operating income before taxes, excluding catastrophes, increased by 12% to $157.9 million(3)

•	Net premiums written of $1.3 billion, up 2.7%, driven by growth in Chaucer and Commercial Lines

•	Strong price increases in Commercial and Personal Lines continued in the second quarter

•	Net investment income of $67.0 million

•	Book value per share of $63.65, up 3.9% from March 31, 2014, and up 7.1% from December 31, 2013

In millions, except per share amounts	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
Net premiums written	$1,276.2	$1,242.6	$2,448.5	$2,319.3
Operating income	58.4	46.8	105.4	106.7
per diluted share	1.30	1.05	2.35	2.37
Net income	82.6	53.4	137.2	119.6
per diluted share	1.84	1.19	3.06	2.66
Net investment income	67.0	67.9	134.0	135.2
Book value per share	$63.65	$57.41	$63.65	$57.41
Ending shares outstanding	43.9	43.5	43.9	43.5
Combined ratio	96.8%	98.4%	97.5%	97.3%
Combined ratio, excluding catastrophes	92.1%	92.9%	92.6%	93.6%

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

“We are very pleased with our second quarter results that produced an annualized operating ROE of 9.7%,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “The overall underlying combined ratio improved by 1 point, driven by solid underwriting improvement in domestic businesses, and continued strong results at Chaucer. Book value per share increased to $63.65, up over 7% year-to-date.

“We are encouraged by the positive momentum shift in Personal Lines, where net written premiums grew modestly as rate increases and new business acceleration outpaced the effect of continued exposure management actions. At the same time, we continued to achieve healthy growth in Commercial Lines, in light of exposure and underwriting initiatives in middle market business. As importantly, we achieved solid pricing increases with 7% in Core Commercial and 6% in Personal Lines with strong retention, reflecting the effectiveness of our distinctive value proposition and unique approach to independent agents and brokers.

“These financial trends further support our confidence in the effectiveness of our strategic initiatives and drive us closer to our ultimate goal of delivering top quartile performance,” Eppinger said.

Second Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $44.2 million in the quarter, compared to $26.2 million in the second quarter of 2013. The Commercial Lines combined ratio was 98.4%, compared to 101.8% in the prior-year quarter. Catastrophe losses were $17.0 million, or 3.3 points of the combined ratio, compared to $15.1 million, or 3.1 points, in the prior-year quarter. Second quarter 2014 results also reflected net unfavorable prior-year reserve development of $1.8 million, or 0.3 points of the combined ratio, compared to net unfavorable reserve development of $0.5 million, or 0.1 points, in the second quarter of 2013.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by almost 4 points to 94.8%, compared to 98.6% in the prior-year quarter. The improvement was attributed to more favorable loss experience due to rate and underwriting actions, as well as a lower expense ratio as a result of growth and improved efficiencies.

Net premiums written were $541.0 million in the quarter, up 3.7% from the prior-year quarter, driven by growth across all lines except the commercial auto line, which was essentially flat.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

$ in millions	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
Net premiums written	$541.0	$521.5	$1,080.3	$1,005.1
Net premiums earned	517.6	485.8	1,030.3	962.4
Operating income before taxes	44.2	26.2	60.3	59.2
Loss and LAE ratio	61.8%	64.2%	64.5%	63.3%
Expense ratio(5)	36.6%	37.6%	36.7%	37.8%

Combined ratio	98.4%	101.8%	101.2%	101.1%

Combined ratio, excluding catastrophe losses	95.1%	98.7%	95.6%	98.8%
Current accident year combined ratio, excluding catastrophe losses	94.8%	98.6%	95.4%	98.7%

Personal Lines

Personal Lines operating income before taxes was $22.7 million in the quarter, compared to $19.9 million in the second quarter of 2013. The Personal Lines combined ratio was 98.3%, compared to 99.3% in the prior-year quarter. Catastrophe losses were $27.2 million, or 7.8 points of the combined ratio, compared to $32.2 million, or 8.8 points, in the prior-year quarter. Second quarter 2014 results also reflected net favorable prior-year reserve development of $2.2 million, or 0.6 points of the combined ratio, compared to net unfavorable reserve development of $2.8 million, or 0.8 points, in the second quarter of 2013.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 91.1%, compared to 89.7% in the prior-year quarter. The auto loss ratio improved by over 2 points, driven by rate and mix management initiatives, while the homeowners’ line reflected higher than expected losses related to first quarter non-catastrophe weather. Second quarter 2014 results were also impacted by a higher expense ratio partly due to the timing of performance-based expenses, as well as a lower earned premium base.

Net premiums written were $370.8 million in the quarter, up 0.1% compared to the prior-year quarter due to rate increases and higher new business levels, largely offset by exposure and mix management initiatives.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

$ in millions	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
Net premiums written	$370.8	$370.6	$690.0	$712.2
Net premiums earned	350.3	366.7	700.5	735.5
Operating income before taxes	22.7	19.9	44.3	50.4
Loss and LAE ratio	69.9%	72.0%	70.4%	70.6%
Expense ratio	28.4%	27.3%	28.1%	27.3%

Combined ratio	98.3%	99.3%	98.5%	97.9%

Combined ratio, excluding catastrophe losses	90.5%	90.5%	92.0%	91.9%
Current accident year combined ratio, excluding catastrophe losses	91.1%	89.7%	92.5%	90.8%

Chaucer

Chaucer’s operating income before taxes was $38.1 million in the quarter, compared to $36.9 million in the second quarter of 2013. Chaucer’s combined ratio was 92.1%, compared to 89.6% in the prior-year quarter. Catastrophe losses were $11.5 million, or 3.7 points of the combined ratio, compared to $12.5 million, or 5.2 points, in the prior-year quarter. Second quarter 2014 results also reflected net favorable prior-year reserve development of $29.2 million, or 9.5 points of the combined ratio, compared to $30.7 million, or 12.9 points, in the second quarter of 2013.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 97.9%, compared to 97.3% in the prior-year quarter. A higher incidence of large losses, primarily in the Marine and Aviation line, drove the loss ratio increase over the prior-year quarter, while the expense ratio was lower than the prior-year period due to foreign exchange fluctuations.

Net premiums written were $364.4 million in the quarter, up 4.0% over the prior-year quarter, primarily driven by growth in the Casualty and Other line, following the expansion of our casualty underwriting team in late 2013, partially offset by lower Property premiums.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

$ in millions	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
Net premiums written	$364.4	$350.5	$678.2	$602.0
Net premiums earned	306.8	238.3	606.9	487.2
Operating income before taxes	38.1	36.9	87.3	77.8
Loss and LAE ratio	52.4%	48.6%	52.5%	50.4%
Expense ratio	39.7%	41.0%	37.5%	37.8%

Combined ratio	92.1%	89.6%	90.0%	88.2%

Combined ratio, excluding catastrophe losses	88.4%	84.4%	88.2%	85.1%
Current accident year combined ratio, excluding catastrophe losses	97.9%	97.3%	96.2%	94.1%

Investments

Net investment income was $67.0 million for the second quarter of 2014, compared to $67.9 million in the prior year period. The decrease is due primarily to the impact of lower new money yields, partially offset by the impact of investing higher operating cash flows. The average pre-tax earned yield on fixed maturities was 3.74% and 3.98% for the quarters ended June 30, 2014 and 2013, respectively.

Net realized investment gains were $22.2 million in the second quarter of 2014, compared to $13.7 million in the second quarter of 2013. Gains in 2014 primarily resulted from the sale of an equity investment acquired with Chaucer in 2011. Gains in 2013 were related to sales of both equities and fixed maturity securities.

The company held $8.4 billion in cash and invested assets at June 30, 2014.

Fixed maturities and cash represented 91% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains increased $60.4 million during the second quarter of 2014, to $360.7 million at June 30, 2014, from $300.3 million at March 31, 2014. During the first six months of 2014, net unrealized investment gains increased $138.4 million. The increase in net unrealized investment gains for the quarter and the year resulted from the impact of lower prevailing interest rates and tightening of credit spreads.

Capitalization and Shareholders’ Equity

Book value per share was $63.65, up 7.1% from December 31, 2013, driven by earnings accretion and an increase in net unrealized gains on the investment portfolio.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Friday, August 1, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com, in the “About Us-Investors” section. Investors may access the conference call by dialing 877-546-5021; if calling internationally, please dial 857-244-7553; conference code: 41088650. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Financial Supplement

The Hanover’s second quarter earnings news release and financial supplement are available in the “About Us-Investors” section of the company’s Web site at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

$ in millions	June 30, 2014	December 31, 2013
Assets
Total investments	$7,827.5	$7,593.3
Cash and cash equivalents	606.2	486.2
Premiums and accounts receivable, net	1,515.9	1,324.6
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,416.7	2,335.0
Other assets	1,598.5	1,639.6

Total assets	$13,964.8	$13,378.7

Liabilities
Loss and loss adjustment expense reserves	$6,448.0	$6,231.5
Unearned premiums	2,689.0	2,515.8
Debt	903.9	903.9
Other liabilities	1,128.8	1,133.0

Total liabilities	$11,169.7	$10,784.2

Total shareholders’ equity	$2,795.1	$2,594.5

Total liabilities and shareholders’ equity	$13,964.8	$13,378.7

Condensed Consolidated Income Statement

	Three months ended June 30		Six months ended June 30
$ in millions	2014	2013	2014	2013
Revenues
Premiums earned	$1,174.7	$1,090.8	$2,337.7	$2,185.1
Net investment income	67.0	67.9	134.0	135.2
Total net realized investment gains	22.2	13.7	26.6	21.8
Fees and other income	9.1	10.2	18.6	20.8

Total revenues	1,273.0	1,182.6	2,516.9	2,362.9

Losses and expenses
Losses and loss adjustment expenses	725.5	692.1	1,476.0	1,375.5
Amortization of deferred acquisition costs	259.6	232.7	513.3	475.2
Interest expense	16.3	17.4	32.6	32.1
Other operating expenses	163.9	174.5	315.2	325.3

Total losses and expenses	1,165.3	1,116.7	2,337.1	2,208.1

Income from continuing operations before income taxes	107.7	65.9	179.8	154.8
Income tax expense	25.2	12.8	42.6	35.3

Income from continuing operations	82.5	53.1	137.2	119.5
Discontinued operations	0.1	0.3	—	0.1

Net income	$82.6	$53.4	$137.2	$119.6

The following is a reconciliation from operating income to net income(6):

	Three months ended June 30				Six months ended June 30
In millions, except per share amounts	2014		2013		2014		2013
	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss) before taxes
Commercial Lines	$44.2		$26.2		$60.3		$59.2
Personal Lines	22.7		19.9		44.3		50.4
Chaucer	38.1		36.9		87.3		77.8
Other	(2.8)		(1.9)		(4.7)		(4.1)

Total	102.2		81.1		187.2		183.3
Interest expense	(16.3)		(17.4)		(32.6)		(32.1)

Operating income before income taxes	85.9	$1.91	63.7	$1.42	154.6	$3.45	151.2	$3.36
Income tax expense on operating income	(27.5)	(0.61)	(16.9)	(0.37)	(49.2)	(1.10)	(44.5)	(0.99)

Operating income after taxes	58.4	1.30	46.8	1.05	105.4	2.35	106.7	2.37
Net realized investment gains	22.2	0.49	13.7	0.31	26.6	0.59	21.8	0.48
Non-operating items	1.9	0.05	(7.4)	(0.17)	5.2	0.12	(9.0)	(0.20)

Income from continuing operations, net of taxes	82.5	1.84	53.1	1.19	137.2	3.06	119.5	2.65
Other discontinued operations, net of taxes	0.1	—	0.3	—	—	—	0.1	0.01

Net income	$82.6	$1.84	$53.4	$1.19	$137.2	$3.06	$119.6	$2.66

Weighted average shares outstanding		44.9		44.8		44.8		45.0

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding underlying improvement in trends driven by rate and other underwriting or “mix” actions, exposure management actions, positive momentum shift in Personal Lines, pricing and retention trends, our ability to achieve our ultimate goals, and improve shareholder returns, and statements in the above-referenced conference call regarding expectation for operating income per share, combined ratio, net premiums written guidance for 2014, including with respect to expectations for future reserve development, the ability to deliver on strategic and financial goals to improve the combined ratio, and achieve growth and ROE targets, new business growth, optimizing our business mix, meaningful growth potential with best-performing agents, underwriting strength, retention, the ability to achieve rate increases in classes of business designated as small, middle or large, maintain or improve ex-catastrophe accident year loss and expense ratios, particularly due to our pricing initiatives and underwriting focus, our confidence in continuing re-underwriting efforts and rate actions, particularly in commercial auto, future rate and pricing levels (including whether they will exceed loss costs), the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, earnings consistency or volatility, margin improvement, expectations for our legacy surety business, maturation and organic growth in specialty lines and the impact growth could have on driving improvement and financial contributions in those lines, the impact of various agency and exposure management actions on net premiums written, expectations for premium levels, and future growth, including expected return to growth in Personal Lines and its impact on the Personal Lines expense ratio, remaining on track to achieve improvement in Commercial Lines expense ratio for 2014, catastrophes losses and exposure in certain geographic areas, effective tax rates, weighted shares outstanding, returns on equity, the ability to improve investment yields, the impact of foreign currency fluctuations, and statements regarding expected financial results, combined ratio, premium growth and profitability of Chaucer Holdings plc (“Chaucer”), the ability to manage market headwinds related to Chaucer’s business, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment (including the pending expiration of the federal terrorism reinsurance program); and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us - Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 44 of the 2013 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repayment of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2013 Annual Report on pages 81-83.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (losses) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three and six months ended June 30, 2014 and 2013 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is a leading property and casualty insurer in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of agents and brokers. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Footnotes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(3)	Operating income, before taxes, excluding catastrophes, is a non-GAAP measure. It is defined as operating income, before taxes and interest expense, excluding the impact of catastrophe losses. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(5)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(6)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.